Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐           Preliminary Proxy Statement
☐           Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒           Definitive Proxy Statement
☐           Definitive Additional Materials
☐           Soliciting Material Pursuant to Rule 14a-11(c) or rule 14a-12

VENAXIS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒           No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:
(2)	Form, Schedule or Registration Statement no.:
(3)	Filing Party:
(4)	Date Filed:

April 30, 2013

To Our Shareholders:

You are cordially invited to the Annual Meeting of Shareholders (the “Meeting”) of Venaxis, Inc. (the “Company”) to be held at the offices of Ballard Spahr LLP, 1225 17th Street, Suite 2300, Denver CO 80202 on June 11, 2013, at 3:00 PM local time.

The formal Notice of the Meeting and Proxy Statement describing the matters to be acted upon at the Meeting are contained in the following pages.  Shareholders also are entitled to vote on any other matters which properly come before the Meeting.

Enclosed is a proxy which will enable you to vote your shares on the matters to be considered at the Meeting even if you are unable to attend the Meeting.  Please mark the proxy to indicate your vote, date and sign the proxy and return it in the enclosed envelope as soon as possible for receipt prior to the Meeting.

WHETHER YOU OWN FEW OR MANY SHARES OF STOCK, PLEASE BE SURE YOU ARE REPRESENTED AT THE MEETING EITHER BY ATTENDING IN PERSON OR BY RETURNING YOUR PROXY AS SOON AS POSSIBLE.

Sincerely,

Stephen T. Lundy,
Chief Executive Officer and President

VENAXIS, INC.
1585 S. Perry Street
Castle Rock, Colorado 80104
(303) 794-2000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 11, 2013

April 30, 2013

To the Shareholders of Venaxis, Inc.:

The Annual Meeting of Shareholders (the “Meeting”) of Venaxis, Inc., a Colorado corporation (the “Company”) will be held at the offices of Ballard Spahr LLP, 1225 17th Street, Suite 2300, Denver CO 80202 on June 11, 2013, at 3:00 PM local time, for the purpose of considering and voting upon the following:

1.
Election of Directors.  The election of the seven directors named in the attached Proxy Statement to serve until the next Annual Meeting of Shareholders or until their successors are elected and qualified.

2.
Amendment to the Articles of Incorporation.  The adoption of an amendment to the Company’s Articles of Incorporation, as amended, to increase the total number of shares of Common Stock the Company is authorized to issue from 30,000,000 to 60,000,000.

3.	Amendment to Stock Incentive Plan. The adoption of an amendment to the 2002 Stock Incentive Plan to increase the number of shares reserved under the Plan by 425,000 from 1,487,205 to 1,912,205 shares.

4.	Say on Pay. An advisory vote to approve the compensation paid to the Company’s named executive officers.

5.	Frequency of Say on Pay Vote. An advisory vote regarding the frequency of shareholder approval of the compensation paid to the Company’s named executive officers.

6.
Ratification of Appointment of Independent Accounting Firm.  Ratification of the appointment of GHP Horwath, P.C. as our independent registered public accounting firm for the financial statements audit for the fiscal year ending December 31, 2013.

7.	Other Matters. The transaction of such other business as may lawfully come before the Meeting or any adjournment(s) thereof.

The Board of Directors is not aware of any other business to come before the Meeting.  Pursuant to the Company’s Bylaws, the Board of Directors has fixed the close of business on April 29, 2013 as the record date for determination of the shareholders entitled to vote at the Meeting and any adjournments thereof.

You are requested to complete and sign the enclosed proxy which is solicited by the Board of Directors and to return it promptly in the enclosed envelope.  The proxy will not be used if you attend the Meeting and vote in person.

This Proxy Statement, the Company’s 2012 Annual Report on Form 10-K and the proxy card are available online at:  www.venaxis.com.

EACH SHAREHOLDER, WHETHER OR NOT HE OR SHE PLANS TO ATTEND THE MEETING, IS REQUESTED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD.  ANY PROXY GIVEN BY THE SHAREHOLDER MAY BE REVOKED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE.  ANY SHAREHOLDER PRESENT AT THE MEETING MAY REVOKE HIS OR HER PROXY AND VOTE IN PERSON ON EACH MATTER BROUGHT BEFORE THE MEETING.  HOWEVER, IF YOU ARE A SHAREHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER TO VOTE IN PERSON AT THE MEETING.

BY ORDER OF THE BOARD OF DIRECTORS,

Gail S. Schoettler,
Chair of the Board of Directors

Venaxis, Inc.
1585 S. Perry Street
Castle Rock, Colorado 80104
(303) 794-2000

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

JUNE 11, 2013

April 30, 2013

To Our Shareholders:

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation by the Board of Directors of Venaxis, Inc. (the “Company”) of proxies to be used at the Annual Meeting of Shareholders (the “Meeting”) to be held at the offices of Ballard Spahr LLP, 1225 17th Street, Suite 2300, Denver CO 80202 on June 11, 2013, at 3:00 PM local time, and at any adjournments or postponements thereof.  The Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.  This Proxy Statement, the accompanying proxy card, the Company’s 2012 Annual Report on Form 10-K, and the Notice of Annual Meeting of Shareholders (collectively, the “Proxy Materials”) are first being mailed to shareholders beginning on or about April 30, 2013.

TABLE OF CONTENTS

GENERAL INFORMATION	3
Solicitation	3
Voting Rights and Votes Required	3
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	4
MANAGEMENT	7
Board of Directors	7
Executive Officers	9
Qualifications, Attributes and Skills of our Board of Directors	10
Independence of the Board of Directors	11
Board Leadership Structure and Role in Risk Management	11
Meetings of the Board and Committees and Description of Committees	12
Section 16(a) Beneficial Ownership Reporting Compliance	14
Code of Ethics and Whistle Blower Policy	15
Certain Relationships and Related Person Transactions	15
Communications with the Board of Directors	15
Procedures for Nominating a Director Candidate	16
EXECUTIVE COMPENSATION	17
Compensation Discussion and Analysis	17
Summary Compensation Table	22
Outstanding Equity Awards at Fiscal Year End	23
Options Exercised and Stock Vested	24
Employment Agreements and Post-Employment Benefits	24
Post-Employment Benefits	25
Director Compensation Table	25
INDEPENDENT PUBLIC ACCOUNTANTS	26
PROPOSALS TO BE ACTED UPON AT THE ANNUAL MEETING	27
PROPOSAL ONE – ELECTION OF DIRECTORS	27
PROPOSAL TWO – APPROVAL OF AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION	28
PROPOSAL THREE – ADOPTION OF AMENDMENTS TO THE 2002 INCENTIVE STOCK PLAN	29
PROPOSAL FOUR – ADVISORY VOTE ON EXECUTIVE COMPENSATION (SAY ON PAY)	34
PROPOSAL FIVE – ADVISORY VOTE ON THE FREQUENCY OF SAY ON PAY	35
PROPOSAL SIX – RATIFICATION OF INDEPENDENT ACCOUNTING FIRM	36
ANNUAL REPORT TO SHAREHOLDERS	36
OTHER MATTERS	36
DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS	36
SHAREHOLDER PROPOSALS	37
INFORMATION INCORORATED BY REFERENCE	37

 GENERAL INFORMATION

 Solicitation

The enclosed proxy is being solicited by the Company’s Board of Directors.  The costs of the solicitation will be borne by the Company.  Proxies may be solicited personally or by mail, telephone, facsimile or telegraph by directors, officers and regular employees of the Company, none of whom will receive any additional compensation for such solicitations.  The Company does not currently intend to retain a third party proxy solicitor for the Meeting, but may later elect to do so.  The Company will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable out-of-pocket expenses incurred in sending the proxy materials to beneficial owners of the shares.

 Voting Rights and Votes Required

Holders of shares of Venaxis, Inc. common stock (the “Common Stock”), at the close of business on April 29, 2013 (the “Record Date”), are entitled to notice of, and to vote at, the Meeting.  On the Record Date, 9,954,380 shares of Common Stock were outstanding.  Holders of Common Stock are entitled to one vote per share.

The presence, in person or by proxy, of holders of one-third of the shares outstanding as of the Record Date constitutes a quorum for the transaction of business at the Meeting.  In the event there are not sufficient votes for a quorum or to approve any proposals at the time of the Meeting, the Meeting may be adjourned in order to permit further solicitation of proxies.  Abstentions will count towards quorum requirements.

As to the election of directors under Proposal One, the proxy card being provided by the Board enables a shareholder to vote “For” the election of each of the nominees proposed by the Board, or to “Withhold Authority to Vote” for one or more of the nominees being proposed.  Directors are elected by a plurality of votes cast, without respect to either (1) broker non-votes, or (2) proxies as to which authority to vote for one or more of the other nominees being proposed is withheld.

The affirmative vote of a majority of the votes cast (either in person or by proxy) and entitled to vote on the matter is required to approve Proposals Two, Three , Four and Six.  As to these proposals, a shareholder may:  (1) vote “For” the proposal, (2) vote “Against” the proposal, or (3) “Abstain” with respect to the proposal.  As to Proposal Five, a shareholder may: (1) vote for “One Year”, (2) vote for “Two Years”, (3) vote for “Three Years” or (4) “Abstain” with respect to the proposal.  The frequency choice receiving the most shareholder votes will be deemed the choice of the shareholders.  Abstentions and broker non-votes will not be taken into account for purposes of determining the outcome of Proposal One, Two, Three, Four and Five.

The proposed corporate actions on which the shareholders are being asked to vote are not corporate actions for which shareholders of a Colorado corporation have the right to dissent under the Colorado Business Corporation Act.

Shares of Common Stock represented by all properly executed proxies received at the Company’s transfer agent by June 10, 2013 will be voted as specified in the proxy.  Unless contrary instructions are indicated on the proxy, the shares of Common Stock represented by such proxy will be voted:

•	“For” the slate of directors described herein;

•	“For” approval of the amendment to the Company’s Articles of Incorporation as described herein;

•	“For” approval of the adoption of the amendment to the 2002 Stock Incentive Plan as described herein;

•	“For” approval, on an advisory basis, of the compensation paid to the Company’s named executive officers;

•	For “Every Year” as the frequency of the shareholders’ advisory vote on the compensation paid to the Company’s named executive officers; and

•	“For” ratification of GHP Horwath, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

Management and the Board of Directors of the Company know of no other matters to be brought before the Meeting other than as described herein.  If any other matters are properly presented to the shareholders for action at the Meeting and any adjournments or postponements thereof, the proxy holder named in the enclosed proxy intends to vote in his discretion on all matters on which the shares of Common Stock represented by such proxy are entitled to vote.

The giving of the enclosed proxy does not preclude the right to vote in person should the shareholder giving the proxy so desire.  A proxy may be revoked at any time prior to its exercise by (1) providing notice in writing to the Company’s corporate secretary that the proxy is revoked; (2) presenting to the Company a later-dated proxy; or (3) by attending the Meeting and voting in person.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The number of shares of the Company’s Common Stock outstanding at the close of business on April 1, 2013 was 9,954,380.  The following table sets forth the beneficial ownership of the Company’s Common Stock as of April 1, 2013 by each Company director and each executive officer then serving, by all directors and executive officers as a group, and by each person who owned of record, or was known to own beneficially, more than 5% of the outstanding shares of Common Stock.  Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.  In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our Common Stock subject to options currently exercisable or exercisable within 60 days after April 1, 2013 are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.  To the knowledge of the directors and executive officers of the Company, as of April 1, 2013, there are no persons and/or companies who or which beneficially own, directly or indirectly, shares carrying more than 5% of the voting rights attached to all outstanding shares of the Company, other than as set forth below.  Unless otherwise indicated, the address of each individual named below is the address of the Company, 1585 South Perry Street, Castle Rock, CO 80104.

Beneficial Ownership Table

Name and Address	Number of Shares		Percent

Stephen T. Lundy (1)	28,670		*
Gail S. Schoettler (2)	42,169		*
Susan A. Evans (3)	13,000		*
Daryl J. Faulkner (4)	34,168		*
John H. Landon (5)	20,235		*
David E. Welch (6)	28,002		*
Stephen A. Williams		-
Donald R. Hurd (7)	41,666		*
Jeffrey G. McGonegal (8)	39,404		*
All Officers and Directors as a Group	247,314		2.5%
(9 persons) (9)
Sophrosyne Capital, LLC	884,432		8.9%
156 E. 36th Street
2 Sniffen Court
New York, NY 10016 (10)
Perkins Capital Management, Inc.	717,813		7.2%
730 Lake St. E.
Wayzata, MN 55391 (11)
____________________
* Holds less than 1%

(1)
Includes 4,000 shares directly owned.  Also includes options to purchase 7,057 shares at $68.40 per share, options to purchase 1,382 shares at $17.70 per share, options to purchase 3,731 shares at $20.40 per share and options to purchase 12,500 shares at $3.96 per share.

(2)
Includes 3,000 shares directly owned. Also includes options to purchase 3,334 shares at $44.10 per share, options to purchase 1,667 shares at $25.50 per share, options to purchase 3,334 shares at $28.80 per share, options to purchase 1,667 shares at $48.00 per share, options to purchase 1,667 shares at $88.80 per share, options to purchase 1,667 shares at $198.90 per share, options to purchase 1,667 shares at $39.90 per share, options to purchase 1,667 shares at $66.00 per share, options to purchase 1,666 shares at $17.70 per share, options to purchase 833 shares at $4.26 per share and options to purchase 20,000 shares at $2.04 per share.

(3)	Includes options to purchase 12,000 shares at $2.56 per share and options to purchase 1,000 shares at $2.04 per share.

(4)
Includes 334 common shares held by the Daryl J. and Terri L. Faulkner Family Trust.  Also includes options to purchase 4,167 shares at $66.00 per share, options to purchase 1,111 shares at $17.70 per shares, options to purchase 555 shares at $4.26 per shares, and options to purchase 13,000 shares at $2.04 per share.

(5)
Includes options to purchase 2,235 shares at $177.90 per share, options to purchase 1,667 shares at $39.90 per share, options to purchase 1,667 shares at $66.00 per share, options to purchase 1,111 shares at $17.70 per shares, options to purchase 555 shares at $4.26 per share, and options to purchase 13,000 shares at $2.04 per share.

(6)
Includes options to purchase 3,334 shares at $22.80 per share, options to purchase 1,667 shares at $24.00 per share, options to purchase 1,667 shares at $48.00 per share, options to purchase 1,667 shares at $88.80 per share, options to purchase 1,667 shares at $198.90 per share, options to purchase 1,667 shares at $39.90 per share, options to purchase 1,667 shares at $66.00 per share, options to purchase 1,111 shares at $17.70 per shares, options to purchase 555 shares at $4.26 per share, and options to purchase 13,000 shares at $2.04 per share.

(7)	Includes 15,000 shares directly owned. Also includes options to purchase 20,000 shares at $3.42 per share and options to purchase 6,666 shares at $2.05 per share.

(8)
Includes 13,072 shares held directly and 50 shares owned by his daughter; however Mr. McGonegal disclaims beneficial ownership of the shares owned by his daughter.  Also includes 500 shares held in Mr. McGonegal's IRA account. Also includes options to purchase 2,000 shares at $44.10 per share, options to 4,668 shares at $36.30 per share, options to purchase 3,334 shares at $22.50 per share, options to purchase 1,667 shares at $24.00 per share, options to purchase 1,667 shares at $88.80 per share, options to purchase 1,334 shares at $198.90 per share, options to purchase 1,667 shares at $39.90 per share, options to purchase 1,667 shares at $66.00 per share, options to purchase 1,111 shares at $17.70 per share, and options to purchase 6,667 shares at $3.96 per share.

(9)	Includes footnotes (1) through (8).

(10)
Information is as of November 26, 2012, and is based upon holdings as reported on Schedule 13G filed by the shareholder on November 27, 2012.  Sophrosyne Capital, LLC, has voting power and dispositive power over 884,432 shares of our Common Stock.

(11)
Information is based upon holdings as of December 31, 2012 as reported on Schedule 13G/A filed on February 1, 2013.  Perkins Capital Management, Inc., an investment advisor, has voting power over 626,406 shares and dispositive power over 717,813 shares of our Common Stock.

MANAGEMENT

Executive officers of the Company are elected by the Board of Directors, and serve for a term of one year and until their successors have been elected and qualified or until their earlier resignation or removal by the Board of Directors. There are no family relationships among any of the directors and executive officers of the Company. None of the executive officers or directors has been involved in any legal proceedings of the type requiring disclosure by the Company during the past five years.  Further, there is no arrangement or understanding between any director and the Company pursuant to which he or she was selected as a director.  Mr. Lundy, Mr. McGonegal and Mr. Hurd have employment agreements in place with the Company with respect to their executive officer positions with the Company.

The following table sets forth names and ages of all executive officers and directors of the Company and their respective positions with the Company as of the date of this Proxy Statement:

Name	Age	Position

Stephen T. Lundy	51	Chief Executive Officer, President and a Director
Gail S. Schoettler	69	Non-Executive Chair and a Director
Susan A. Evans	66	Director
Daryl J. Faulkner	64	Director
John H. Landon	72	Director
David E. Welch	66	Director
Stephen A. Williams	54	Director
Donald R. Hurd	61	Chief Commercial Officer, Senior Vice President
Jeffrey G. McGonegal	62	Chief Financial Officer and Secretary

Board of Directors

Stephen T. Lundy was appointed to the positions of Chief Executive Officer and President on March 24, 2010.  Effective on the same date, he was appointed to the Company's Board of Directors.  Mr. Lundy has more than 20 years of experience in drug and diagnostic product development and commercialization.  He most recently was Chief Executive Officer of MicroPhage from 2008 to 2010.  Mr. Lundy was Senior VP of sales and marketing for Vermillion from 2007 to 2008.  Mr. Lundy joined Vermillion from GeneOhm (2003-2007), a division of Becton, Dickinson and Company Diagnostics, where he served as Vice President of Sales and Marketing.  At GeneOhm, Mr. Lundy successfully led the commercial launch of several novel molecular diagnostic assays including the first molecular test for Methicillin resistant Staphylococcus aureus.  From 2002 to 2003, Mr. Lundy served as Vice President of Marketing for Esoterix, Inc., which was acquired by Laboratory Corporation of America, and he led the commercial integration and re-branding of the numerous reference labs acquired by Esoterix.  Prior to Esoterix, he served as Marketing Director for Molecular Diagnostics and Critical Care Testing at Bayer Diagnostics Corporation.  Mr. Lundy graduated from the United States Air Force Academy with a B.S. degree and was an officer with the United States Air Force from 1983 to 1988.

Gail S. Schoettler has served on the board of Venaxis, Inc. since August 2001.  As of March 28, 2013, she is a member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of the Company.  In October of 2010, Ms. Schoettler became Non-Executive Chair of the board of Venaxis.  She also serves on the board and is a member of the audit committee of Delta Dental of Colorado, a non-profit dental insurance company.  She serves on the boards of The Colorado Trust and the Delta Dental Foundation.  Former corporate board positions include: Masergy Communications, Inc., CancerVax, Inc., PepperBall Technologies, Inc., AirGate PCS, Women's Bank, Equitable Bancshares of Colorado, the Colorado Public Employees Retirement Association and Fischer Imaging.  She has served as a U.S. Ambassador, appointed by President Clinton, and as Colorado's Lt. Governor and State Treasurer.  In 1998, she narrowly lost her bid for Governor of Colorado.  She started two successful banks and helps run her family's cattle ranch (where she grew up), vineyards, and real estate enterprises.  She and her husband own a travel company that focuses on introducing business and community leaders to their counterparts overseas as well as to other countries' cultures, economies, and history.  She earned a B.A. in economics from Stanford and M.A. and Ph. D. degrees in African history from the University of California at Santa Barbara.  Among her numerous awards is the French Legion of Honor (France's highest civilian award) from President Jacques Chirac of France.

Susan Evans, Ph.D., FACB was appointed to the Company's Board of Directors in December 2012 and is a member of the Audit Committee. Dr. Evans is the Vice President, Scientific Affairs, of the Beckman Coulter division of Danaher, Inc., a position she has held since 2006.  Previously she served as Vice President, Corporate Strategic Planning for Beckman Coulter from January 2010 to July 2011, and as Vice President and General Manager of Agencourt Bioscience, a Beckman Coulter company from December 2006 to January 2010. She has more than 30 years of experience in the diagnostic industry, holding leadership positions in research and development and now general management. She has developed assays for analytes in the areas of endocrinology, fertility, cardiac markers and therapeutic drug monitoring. Dr. Evans has been involved with the American Association of Clinical Chemistry (AACC) since the 1980s, when she served as an officer in the Florida Section and continued with local section activities in San Diego and Chicago. Her service to the AACC on the national level includes being elected to the board of directors, as national secretary, and as president in 2003. She chaired the Program Coordinating Commission twice, was one of the founding members of the Industry Division, and is vice chair of the 2008 Annual Meeting Organizing Committee. She currently chairs the Van Slyke Foundation Board of Trustees and the Awards Committee of the AACC.

Daryl J. Faulkner was appointed to the Company's Board of Directors in the newly created position of Executive Chairman on January 19, 2009 and on February 10, 2009, was appointed to serve as the Company's interim Chief Executive Officer.  Mr. Faulkner resigned from the position of interim Chief Executive Officer as of March 24, 2010, upon the hiring of Mr. Lundy, and the position of Chairman in October 2010.  He continues to serve as a director of the Company, and he is a member of the Company’s Audit Committee and chair of the Nominating and Corporate Governance Committee.  Mr. Faulkner has more than 25 years’ experience in developing and commercializing medical devices, drug and drug delivery systems, life science research tools, and molecular diagnostics.  He served for approximately one year as President, CEO and a member of the Board of Directors of Digene Corporation, a Nasdaq-traded company prior to its acquisition in July 2007 by Qiagen (traded on Nasdaq's Global Select market).  He served as a consultant to Qiagen, and as co-chair of the executive integration steering committee with the CEO of Qiagen from July 2007 to January 2009.  Currently, Mr. Faulkner also serves as a member of the board of directors of GenMark Diagnostics, Inc. (Nasdaq:GNMK), an emerging molecular diagnostics company traded on Nasdaq.  Prior to joining Digene, Mr. Faulkner spent eight years with Invitrogen (now Life Technologies Corp. (Nasdaq:LIFE)) in a number of senior roles, including SVP Europe, SVP IVGN International Operations, and SVP of Strategic Business Units.  Before Invitrogen, Mr. Faulkner's career includes 15 years with the Fortune 100 Company, Abbott Laboratories, in which he held leadership positions in manufacturing operations and plant management.  Mr. Faulkner received a degree in industrial relations from the University of North Carolina and a M.A. in business management from Webster University.

John H. Landon was appointed to our Board of Directors in December 2008.  He is chair of the Compensation Committee and a member of and Nominating and Corporate Governance Committee.  Mr. Landon's career includes more than 30 years of broad, multi-functional experience with the DuPont Company.  Prior to retiring from active management, Mr. Landon served as Vice President and General Manager of medical products for DuPont.  He had worldwide responsibility for all of DuPont's medical product businesses, encompassing total annual sales of $1 billion and more than 5,000 employees.  In addition to other director roles, Mr. Landon served as Chairman of the board of Cholestech Corporation prior to its 2007 sale to Inverness Medical and as a director of Digene Corporation prior to its 2007 sale to Qiagen.  He currently is a member of the board of LipoScience, Inc., a publicly traded company (traded on the Nasdaq Global Select market) in the in vitro diagnostics industry developing and marketing diagnostic tests based on nuclear magnetic resonance technology.  Mr. Landon is also a trustee of Christiana Care Health System and an advisor to Water Street Healthcare Partners.  Mr. Landon received his B.S. in chemical engineering from the University of Arizona.

David E. Welch became a director of Venaxis in October 2004.  Mr. Welch is chair of the Audit Committee and a member of the Compensation Committee.  Mr. Welch has served since April 2004 as Vice President and Chief Financial Officer of American Millennium Corporation, Inc., a private company (publicly traded until June 2010) located in Golden, Colorado.  Mr. Welch formerly served as a director of PepperBall Technologies, Inc.  He also is a self-employed financial consultant.  From July 1999 to June 2002, Mr. Welch served as Chief Financial Officer, Secretary and Treasurer of Active Link Communications, Inc., another publicly traded company.  During 1998, he served as Chief Information Officer for Language Management International, Inc., a multinational translation firm located in Denver, Colorado.  From 1996 to 1997, he was Director of Information Systems for Mircromedex, Inc., an electronic publishing firm, located in Denver, Colorado.  Mr. Welch also serves on the board of directors of Communication Intelligence Corporation, a publicly traded company.  He received a B.S. degree in accounting from the University of Colorado.  Mr. Welch is a certified public accountant, licensed in the state of Colorado.

Stephen A. Williams, MB, BS, Ph.D.  Dr. Williams will join the Board of Directors effective May 1, 2013 and upon joining the Board will be made a member of the Compensation Committee.  Dr. Williams is the Chief Medical Officer of SomaLogic, Inc., a position he has held since 2009.  Prior thereto, he worked at Pfizer from 1989 until 2007.  In 1989 he joined Pfizer U.K. in its experimental medicine division and worked on a variety of programs including asthma, irritable bowel syndrome, migraine, depression and urinary incontinence.  He moved to the U.S. in 1993 with Pfizer and worked on programs in inflammatory bowel disease, stroke, psychosis and head injury.  He created Pfizer's Clinical Technology Group in 1997, which became a worldwide function with five research sites with the objective of validating clinical biomarkers and measurements, and was named a Pfizer Vice President in 2006.  Dr. Williams' undergraduate degree is a BSc (hons) in physiology.  He trained as a physician at Charing Cross and Westminster Medical School, University of London, where he earned degrees in surgery and medicine (MB BS) and, following his internships, returned to the same institution for a Ph.D. in medicine and physiology.  Subsequently he performed three years of residency in diagnostic imaging at the University of Newcastle upon Tyne from 1989 to 1991.  Dr. Williams was on the National Advisory Council to the National Institute of Biomedical Imaging and Bioengineering from 2003 to 2007 and on the Executive Committee of the FNIH-led Biomarkers Consortium from 2005 to 2007.

 Executive Officers

Stephen T. Lundy – see above under “Board of Directors.”

Donald R. Hurd became Chief Commercial Officer of the Company in May 2012.  He is a seasoned executive with over 30 years of experience in the medical diagnostic and device industry, having worked in large diagnostic companies as well as start-ups.  Mr. Hurd joined Venaxis from BioBehavorial Diagnostics where he most recently served as Vice President-Sales from July 2010 to March 2012.  Prior industry positions include Vice President-Marketing/Sales at MicroPhage, Vice President North American Customer Operations, Siemens Healthcare Diagnostics, U.S. Director of Sales, Bayer Healthcare Diagnostics.  Mr. Hurd received a B.S. in business administration and is a military veteran with the United States Navy.

Jeffrey G. McGonegal became Chief Financial Officer of the Company in June 2003, was appointed Corporate Secretary in January 2010 and served as interim President in December 2004 and January 2005.  Mr. McGonegal served from 2003 to January 1, 2011 as Chief Financial Officer of PepperBall Technologies, Inc.  Mr. McGonegal also serves on a limited part-time basis as Senior Vice President — Finance of Cambridge Holdings, Ltd., a small publicly held company with limited business activities.  Mr. McGonegal served as Chief Financial Officer of Bactolac Pharmaceutical, Inc. and had been associated with its predecessors through October 2006, a company (publicly held until September 2006) engaged in manufacturing and marketing of vitamins and nutritional supplements.  From 1974 to 1997, Mr. McGonegal was an accountant with BDO Seidman LLP.  While at BDO Seidman LLP, Mr. McGonegal served as Managing Partner of the Denver, Colorado office.  Until his resignation on March 21, 2012, Mr. McGonegal was elected in 2005 to serve on the board of Imagenetix, Inc., a publicly held company in the nutritional supplements industry.  He received a B.A. degree in accounting from Florida State University.

 Qualifications, Attributes and Skills of our Board of Directors

The Nominating and Corporate Governance Committee (the “Nominating Committee”) screens director candidates and evaluates the qualification and skills applicable to the Company of the existing members of the Board.  In overseeing the nomination of candidates for election, and the qualifications and skills of incumbent directors, the Nominating Committee, and subsequently the Board, seeks qualified individuals with outstanding records of success in their chosen careers, the skills to perform the role of director, and the time and motivation to perform as a director.  Directors are expected to bring specialized talents to the Board that add value to the Board’s deliberative process and advance the business goals of the Company.  The Board has determined that experience in the life sciences industries, financial and investment experience, publicly held company experience and governmental experience are generally useful qualifications for directors, and the composition of the Board reflects such assessment.  In 2012, in connection with a re-branding of the Company, the Nominating Committee and the Board assessed the skills and qualifications of our Board members and determined it would be helpful to recruit additional Board members with scientific, regulatory and life sciences management skills.  The appointment of Dr. Evans and Dr. Williams to the Board arose as part of those actions.  All of the incumbent director’s exhibit outstanding records of success in their chosen careers and have demonstrated their ability to devote the time and energy necessary to serve on the Board and to advance the business goals and strategies of the Company.  The directors have the following additional qualifications and skills that make them productive members of the Board:

•
Stephen Lundy – over 20 years’ experience in drug and diagnostic development companies, including experience leading the commercial launch of diagnostic products and participation in merger and acquisition transactions in the industry;

•	Gail Schoettler – business acumen, years of public service and extensive public company board, business and financial experience;

•	Susan Evans – over 30 years’ experience in the in vitro diagnostics industry, including development of numerous successful diagnostic tests.

•	Daryl Faulkner – significant chief executive and senior executive experience in medical device and medical diagnostics publicly traded companies, both national and global;

•
John Landon – extensive executive experience in the life science industry, with particular experience with medical products businesses, and broad executive compensation knowledge and committee experience;

•	David Welch – financial and information systems expertise, particularly in publicly traded companies; and

•	Stephen Williams – medical, scientific and clinical biomarker discovery and development experience.

Independence of the Board of Directors

Our Board of Directors currently consists of Ms. Schoettler, Drs. Evans (joined January 1, 2013) and Williams (will join May 1, 2013) and Messrs. Lundy, Faulkner, Landon and Welch.  The Company defines “independent” as that term is defined in Rule 5605(a)(2) of the Nasdaq listing standards. For 2012, Ms. Schoettler and Messrs. Faulkner, Landon and Welch qualified as independent and none of them have any material relationship with the Company that might interfere with his or her exercise of independent judgment.  In making the determination as to the independence of Mr. Faulkner, the Board considered the interim nature of his service as CEO of the Company for a brief period ending in March 2010, and his independence from the Company in all other respects.

The non-employee directors, with the exception of Ms. Schoettler, receive cash compensation of $1,000 per month as compensation for service on the Board.  Ms. Schoettler, the non-executive Chair of the Board, receives compensation of $2,000 per month as compensation for service on the Board.  The independent directors typically receive a stock option grant upon joining the Board and additional stock option grants, generally annually, for service on the Board.  Effective October 2010, Ms. Schoettler began receiving equity awards equal to 1.5 times the amount granted to other non-employee directors when such awards are issued.  The directors are also reimbursed for all expenses incurred by them in attending board meetings.

Board Leadership Structure and Role in Risk Management

The Board of Directors believes that separating the positions of Chair of the Board and Chief Executive Officer provides the best leadership structure for the Company at this time.  Gail Schoettler serves as the non-executive Chair of the Board.  Separating these positions allows the Chief Executive Officer to focus on the day-to-day business, while allowing the Chair to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management.  The Board of Directors also believes that this structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board of Directors.

The Board of Directors is actively involved in oversight of risks that could affect the Company.  This oversight is conducted primarily through committees of the Board of Directors, but the full Board of Directors has retained responsibility for general oversight of risks.  The Board of Directors satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for management of particular risks within the Company.  The Board of Directors believes that full and open communication between management and the Board of Directors is essential for effective risk management and oversight.

Meetings of the Board and Committees and Description of Committees

Board of Directors:  The Company’s Board of Directors held fifteen meetings during the year ended December 31, 2012, and three additional meetings through April 15, 2013.  Such meetings consisted of meetings at which a quorum of the directors were present in person or by telephone.  Each of our directors then serving attended at least 75% of the meetings of the Board and the committees on which they served during 2012.  The Company does not have a formal policy with regard to board members’ attendance at annual meetings, but encourages them to attend shareholder meetings.  Each Board member then serving attended our most recent Annual Meeting of Shareholders held on May 22, 2012.

Audit Committee: The Company has a separately designated standing audit committee established in accordance with Section 3(a) (58) (A) of the Exchange Act.  Four of the Company’s directors serve on the Audit Committee - David Welch (who serves as Chair of the Committee), Gail Schoettler, Daryl Faulkner and Susan A. Evans.  Mr. Welch has been designated as the financial expert on the Audit Committee.  Each Audit Committee member meets the definition of independence for Audit Committee membership as required by the Nasdaq listing standards.  The Amended and Restated Audit Committee Charter is available on our website at www.venaxis.com.

The Audit Committee held eight meetings during the year ended December 31, 2012, and two meetings through April 15, 2013.  A majority of the members attended each meeting in person or by telephone.

The following constitutes the report the Audit Committee has made to the Board of Directors and, when read in connection with the Amended and Restated Audit Committee Charter, generally describes the functions performed by the Audit Committee:

REPORT OF THE AUDIT COMMITTEE

To the Board of Directors of Venaxis, Inc.

Management is responsible for our internal controls and the financial reporting process.  The independent accountants are responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and to issue a report on our financial statements.  Our responsibility is to monitor and oversee those processes.  We hereby report to the Board of Directors that, in connection with the financial statements for the year ended December 31, 2012, we have:

•	reviewed and discussed the audited financial statements with management and the independent accountants;

•	approved the appointment of the independent accountants;

•	discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU section 380), as modified by SAS 89 and SAS 90; and

•
received the written disclosures and the letter from the independent accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent accountant the accountant’s independence.

Based on the discussions and our review discussed above, we recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2012 be included in the Company’s 2012 Annual Report to Shareholders on Form 10-K for that fiscal year.

Respectfully submitted,
The Audit Committee of Venaxis, Inc.
David Welch, Chair
Gail Schoettler, Member
Daryl Faulkner, Member
Susan A. Evans, Member

Nominating and Corporate Governance Committee.  The Nominating Committee consists of Daryl Faulkner (who serves as Chair of the Committee), Gail Schoettler and John Landon, each of whom meet the Nasdaq listing standards for independence.  Duties of the Nominating Committee include oversight of the process by which individuals may be nominated to our Board of Directors.  The Nominating Committee charter is available on our web site at www.venaxis.com.  There have been no material changes to the procedures by which security holders may recommend nominees to the Company’s Board of Directors.  The specific process for evaluating new directors, including shareholder-recommended nominees, will vary based on an assessment of the then current needs of the Board and the Company.  The Nominating Committee will determine the desired profile of a new director, the competencies they are seeking, including experience in one or more of the following: highest personal and professional integrity, demonstrated exceptional ability and judgment and who shall be most effective in conjunction with the other nominees to the board, in collectively serving the long-term interests of the shareholders.  Candidates will be evaluated in light of the target criteria chosen.  The Nominating Committee does not have a formal diversity policy; in addition to the foregoing, it considers race and gender diversity in selection of qualified candidates.

The Nominating Committee held seven meetings during the year ended December 31, 2012, and one meeting through April 15, 2013.  On April 17, 2013, the Nominating Committee nominated the six nominees identified in Proposal One to stand for re-election to the Board of Directors.  The Company has not engaged the services of or paid a fee to any third party or parties to identify or evaluate or assist in identifying or evaluating potential nominees.

Compensation Committee:  The Company’s Compensation Committee is comprised of John Landon (who serves as Chair of the Committee), David Welch and Gail Schoettler (appointed to the Compensation Committee on March 28, 2013), each of whom is an independent director.  Stephen Williams will join the Compensation Committee when he joins the Board of Directors on May 1, 2013.  The amended and restated Compensation Committee Charter is available on our website at www.venaxis.com.

The Compensation Committee held ten meetings during the year ended December 31, 2012, and four meeting through April 15, 2013.

Duties of the Compensation Committee include reviewing and making recommendations regarding compensation of executive officers and determining the need for and the appropriateness of employment agreements for senior executives.  This includes the responsibility: (1) to determine, review and recommend to the Board for approval on an annual basis the corporate goals and objectives with respect to compensation for the senior executives, and (2) to evaluate at least once a year the performance of the senior executives in light of the established goals and objectives and, based upon these evaluations, to determine and recommend to the Board for approval the annual compensation for each, including salary, bonus, incentive and equity compensation.  When evaluating the compensation of our executive officers, the Compensation Committee evaluates factors including the executive’s responsibilities, experience and the competitive marketplace.  The Committee may also invite the senior executives and other members of management to participate in their deliberations, or to provide information to the Committee for its consideration with respect to such deliberations, except that the chief executive officer may not be present for the deliberation of or the voting on compensation for the chief executive officer.  The chief executive officer may, however, be present for the deliberation of or the voting on compensation for any other officer.

The Compensation Committee has authority to retain such compensation consultants, outside counsel and other advisors as the Committee in its sole discretion deems appropriate.  During 2012, the Compensation Committee retained the services of Mercer compensation consultants to assist in its evaluation of the post-fund raising, post-reverse stock split retention awards described below in “Compensation Discussion and Analysis.” The Compensation Committee determined that Mercer was independent of management and the Company, and that retention of Mercer as an advisor did not raise independence or conflict of interest concerns.

The Compensation Committee also has the authority and responsibility: (1) to review the fees paid to non-employee directors for service on the Board of Directors and its committees, and make recommendations to the Board with respect thereto; and (2) to review the Company’s incentive compensation and other stock-based plans and recommend changes in such plans to the Board as needed.

COMPENSATION COMMITTEE REPORT

To the Board of Directors of Venaxis, Inc.

The Compensation Committee hereby reports to the Board of Directors that, in connection with this Proxy Statement we have:

•	reviewed and discussed with management the Compensation Discussion and Analysis disclosure; and

•	based on such review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,
The Compensation Committee of Venaxis, Inc.
John H. Landon, Chair
Gail Schoettler, Member
David Welch, Member

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors and persons who own more than 10% of the Company’s outstanding Common Stock to file reports of ownership with the Securities and Exchange Commission (“SEC”). Directors, officers, and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of Forms 3, 4 and 5, and amendments thereto furnished to the Company during and for the Company’s year ended December 31, 2012 and as of April 15, 2013, there were no directors, officers or more than 10% shareholders of the Company who failed to timely file a Form 3, 4 or 5.

Code of Ethics and Whistle Blower Policy

In March 2013, the Board of Directors updated and adopted a Code of Ethics that applies to its directors, executive officers and management employees generally.  The Code of Ethics is available on our website at www.venaxis.com.  We intend to post any material amendments to or waivers of, our Code of Ethics that apply to our executive officers, on this website.  In addition, our Whistle Blower Policy is available on our website at www.venaxis.com.

Certain Relationships and Related Person Transactions

The Company’s Audit Committee is charged with reviewing and approving all related person transactions in advance.

Except for the employment agreements previously entered into between the Company and certain of its executive officers (as described under “Executive Compensation – Employment Agreements and Post-Employment Benefits”), since January 1, 2012, none of the directors or executive officers of the Company, nor any person who owned of record or was known to own beneficially more than 5% of the Company’s outstanding shares of its Common Stock, nor any associate or affiliate of such persons or companies, has any material interest, direct or indirect, in any transaction, or in any proposed transaction, which has materially affected or will affect the Company.

Communications with the Board of Directors

The Company values the views of its shareholders (current and future shareholders, employees and others).  Accordingly, the Board of Directors established a system through its Audit Committee to receive, track and respond to communications from shareholders addressed to the Company’s Board of Directors.  Any shareholder who wishes to communicate with the Board of Directors may write to:

David Welch
Chair, Audit Committee
c/o Venaxis, Inc.
1585 S. Perry Street
Castle Rock, CO 80104
email address:  dwelch@welchconsul.com

The chair of the Audit Committee is the Board Communications Designee.  He will review all communications and report on the communications to the chair of the Nominating Committee, the full Board or the non-management directors as appropriate.  The Board Communications Designee will take additional action or respond to letters in accordance with instructions from the relevant Board source.

Procedures for Nominating a Director Candidate

The Nominating Committee considers nominees proposed by our shareholders.  To recommend a prospective nominee for the Nominating Committee’s consideration, you may submit the candidate’s name by delivering notice in writing to:

Daryl Faulkner
Chair, Nominating Committee
c/o Venaxis, Inc.
1585 S. Perry Street
Castle Rock, CO 80104

A shareholder nomination submitted to the Nominating Committee must include at least the following information (and can include such other information the person submitting the recommendation desires to include), and must be submitted to the Company in writing:

(i)  The name, address, telephone number, fax number and e-mail address of the person submitting the recommendation;

(ii)  The number of shares and description of the Company voting securities held by the person submitting the nomination and whether such person is holding the shares through a brokerage account (and if so, the name of the broker-dealer) or directly;

(iii)  The name, address, telephone number, fax number and e-mail address of the person being recommended to the Nominating Committee to stand for election at the next annual meeting (the “proposed nominee”) together with information regarding such person’s education (including degrees obtained and dates), business experience during the past ten years, professional affiliations during the past ten years, and other relevant information;

(iv)  Information regarding any family relationships of the proposed nominee as required by Item 401(d) of SEC Regulation S-K;

(v)   Information whether the proposed nominee or the person submitting the recommendation has (within the ten years prior to the recommendation) been involved in legal proceedings of the type described in Item 401(f) of SEC Regulation S-K (and if so, provide the information regarding those legal proceedings required by Item 401(f) of Regulation S-K);

(vi)  Information regarding the proposed nominee’s ownership of shares in the Company required by Item 403 of Regulation S-K;

(vii)     Information regarding certain relationships and related party transactions of the proposed nominee as required by Item 404 of Regulation S-K; and

(viii)    The signed consent of the proposed nominee in which he or she consents to being nominated as a director of the Company if selected by the Nominating Committee, states his or her willingness to serve as a director if elected for compensation not greater than that described in the most recent proxy statement; states whether the proposed nominee is “independent” as defined by Rule 5605(a) of the NASDAQ listing standards; and attests to the accuracy of the information submitted in such consent.

Although the information may be submitted by fax, e-mail, mail, or courier, the Nominating Committee must receive the proposed nominee’s signed consent, in original form, within ten days of making the nomination.  For next year’s annual meeting, which is expected to be held in June 2014, nominations should be submitted on or before December 31, 2013.

When the information required above has been received, the Nominating Committee will evaluate the proposed nominee based on the criteria described below, with the principal criteria being the needs of the Company and the qualifications of such proposed nominee to fulfill those needs.

The process for evaluating a director nominee is the same whether a nominee is recommended by a shareholder or by an existing officer or director.  The Nominating Committee has established criteria for selection of potential directors, taking into consideration the following attributes which are desirable for a member of our Board of Directors:  leadership; independence; interpersonal skills; financial acumen; business experiences; industry knowledge; and diversity of viewpoints.  The Nominating Committee will periodically assess the criteria to ensure it is consistent with best practices and the goals of the Company; identify individuals who satisfy the criteria for selection to the Board and, after consultation with the Chair of the Board, make recommendations to the Board on new candidates for Board membership; and receive and evaluate nominations for Board membership which are recommended by existing directors, corporate officers, or shareholders in accordance with policies set by the Nominating Committee and applicable laws.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section describes our compensation program for our named executive officers (“Named Executive Officers”) during the fiscal year ended December 31, 2012.  The following discussion focuses on our compensation program and compensation-related decisions for fiscal year 2012 and also addresses why we believe our compensation program is appropriate for the Company.

Compensation philosophy and overall objectives of executive compensation programs

It is our philosophy to link executive compensation to corporate performance and to create incentives for management to enhance Company value.  The following objectives have been adopted by the Compensation Committee as guidelines for compensation decisions:

•	provide a competitive total executive compensation package that enables us to attract, motivate and retain key executives;

•	integrate the compensation arrangements with our annual and long-term business objectives and strategy, and focus executives on the fulfillment of these objectives; and

•	provide variable compensation opportunities that are directly linked with our financial and strategic performance.

Procedures for determining compensation

Our Compensation Committee has the overall responsibility for designing and evaluating the salaries, incentive plan compensation, policies and programs for our Named Executive Officers.  The Compensation Committee relies on input from our Chief Executive Officer regarding the Named Executive Officers (other than himself), and on an analysis of our corporate performance.  With respect to the compensation for the Chief Executive Officer, the Compensation Committee evaluates the Chief Executive Officer’s performance and sets his compensation.  With respect to our corporate performance as a factor for compensation decisions, the Compensation Committee considers, among other aspects, our long-term and short-term strategic goals and development goals.

Our Chief Executive Officer plays a significant role in the compensation-setting process of the other Named Executive Officers and makes recommendations to the Compensation Committee concerning performance objectives and salary and bonus levels for the other Named Executive Officers.  The Compensation Committee, at least annually, then discusses the recommendations with the Chief Executive Officer.  The Compensation Committee may, in its sole discretion, approve, in whole or in part, the recommendations of the Chief Executive Officer.  The Compensation Committee makes recommendations to the full Board of Directors for their final approval regarding the overall compensation structure for the Named Executive Officers.  In fiscal year 2012, the Compensation Committee and the Board approved the Chief Executive Officer’s recommendations for salary and bonus with respect to each of the other Named Executive Officers.

In determining the adjustments to the compensation of our Named Executive Officers, we participated in the Radford Global Life Sciences Survey of compensation.  Information obtained from this survey was used in summary form for informational purposes for our compensation considerations.  We do not use such information or other information to benchmark the compensation of our Named Executive Officers.  Our Compensation Committee also relied on their experience with other public companies, and the Radford compensation data and those experiences informed and guided our compensation decisions for fiscal 2012.

As a smaller reporting company, the Company was not required to seek advisory shareholder approval of the compensation of its Named Executive Officers at the annual meeting of shareholders held in 2012.  Shareholders are being asked to approve, on an advisory basis, the compensation of the Company’s Named Executive Officers in this proxy statement for the 2013 annual meeting of shareholders.

Elements of compensation

The compensation of our Named Executive Officers consists primarily of four major components:

•	base salary;

•	annual incentive awards;

•	long-term equity awards; and

•	other benefits.

Base salary

The base salary of each of our Named Executive Officers is determined based on an evaluation of the responsibilities of that particular position, each Named Executive Officer’s historical salary earned in similar management positions with the Company or other companies, and the Radford compensation data described above.  A significant portion of each Named Executive Officer’s total compensation is in the form of base salary.  The salary component is designed to provide the Named Executive Officers with consistent income and to attract and retain talented and experienced executives capable of managing our operations and strategic growth.  Annually, the performance of each Named Executive Officer is reviewed by the Compensation Committee using information and evaluations provided by the Chief Executive Officer with respect to the other Named Executive Officers and its own assessment of the Chief Executive Officer, taking into account our operating and financial results for the year, a subjective assessment of the contribution of each Named Executive Officer to such results, the achievement of our strategic growth and any changes in our Named Executive Officers’ roles and responsibilities.

Annual incentive plan

The Named Executive Officers participated in the Company’s annual incentive plan for senior management (the “Incentive Plan”) for 2012.  Under the Incentive Plan, management of the Company develops annual corporate goals and milestone objectives that are then approved by the Compensation Committee and the Board.  The Incentive Plan is designed to recognize and reward our employees, including the Named Executive Officers, for contributing towards the achievement of our annual corporate business plan.  These annual incentive awards are designed to reward near-term operating performance and the achievement of milestones critical to the Company’s success in both the near and the long-term.  The Compensation Committee believes the Incentive Plan serves as a valuable short-term incentive program for providing cash bonus opportunities for our employees upon achievement of targeted operating results.  The 2012 Incentive Plan was 45% weighted on goals related to advancement of development activities surrounding our appendicitis product, with the balance weighted between fundraising, animal health advances and additional public company considerations.  Specifically, the Incentive Plan goals were:

•
Advance on APPY1 developments including submission of a Pre-IDE package to the FDA, establish a path to proceed to a clinical trial based upon FDA feedback, commence enrollment in a clinical trial and completion of CE Marking (45% of total);

•	Achieve specific fundraising, investor relations and public company goals (45% of total); and

•	Complete a specific strategic animal health transaction (10% of total).

Each of the Incentive Plan goals categories included a potential stretch goal for successful achievement above the targeted expectations established in the goals.

For fiscal 2012 based upon a review of the goals and achievements, the Compensation Committee and the Board determined that an aggregate achievement level of 92.5% was earned on the 2012 Incentive Plan goals.  This achievement level included a stretch goal achievement on the fund-raising goal, achievement of a substantial portion of the development goals and the successful execution of an exclusive license agreement with respect to the Company’s animal health assets.  The bonus awards were paid in the first quarter of 2013.

Long-term equity awards

The Compensation Committee believes that it is essential to align the interests of the Named Executive Officers with the interests of our shareholders, and believes the best way to accomplish this alignment is through awards of long-term, equity-based compensation. The Compensation Committee has also identified the need to recruit and retain experienced, high performing executives, and equity-based awards assist in such recruitment and retention. Such awards are made under the Amended and Restated 2002 Stock Incentive Plan, as amended (the “Plan”).

The Company has granted stock options as incentive stock options in accordance with Section 422 of the Code, subject to the volume limitations contained in the Code, as well as non-qualified stock options. Generally, for stock options that do not qualify as incentive stock options, the Company is entitled to a tax deduction in the year in which the stock options are exercised equal to the spread between the exercise price and the fair market value, at the time of exercise, of the stock for which the stock option was exercised. The holders of the non-qualified stock options are generally taxed on this same amount in the year of exercise. For stock options that qualify as incentive stock options, the Company does not receive a tax deduction, and the holder of the stock option may receive more favorable tax treatment than he or she would for a non-qualified stock option. Historically, the Company has primarily granted incentive stock options to provide these potential tax benefits to its executives and because of the limited expected benefits to the Company of the potential tax deductions as a result of its historical net losses.

The Board of Directors made annual stock option awards to the Named Executive Officers in April 2012.  The Named Executive Officer annual awards for stock options, other than the Chief Executive Officer, are generally awarded at the same level for each Named Executive Officer and have been based upon the same annual award levels as used for the grants to non-employee directors.  The stock options generally have a term of ten years and are subject to time-based vesting over three years.  In addition, for certain Named Executive Officers, performance-based vesting tied to achievement of specific corporate goals is used to provide additional incentives to tie compensation more closely to the defined needs of the Company.

In July 2012, the Compensation Committee engaged Mercer compensation consultants to assist the Compensation Committee in its evaluation of the Company’s equity-based compensation.  Due to the prolonged product development and approval timeline that the Company has encountered, the Company had been unable to achieve regulatory approval for its principal product, APPY1, and had experienced significant declines in its stock price over the past few years.  In order to maintain compliance with the applicable Nasdaq listing standards, the Company had effected two shareholder-approved reverse stock split transactions, one on July 28, 2011, and the second on June 20, 2012, in conjunction with a common stock financing transaction.  The Compensation Committee and the Board of Directors determined that the stock price decline and the impact of the reverse split transactions had negatively affected the incentive and compensatory nature of stock options previously granted to executive officers, other employees and non-employee directors – over 95% of then currently outstanding stock option awards were significantly “out-of-the money” and did not provide the desired incentive and compensation objectives.  The Compensation Committee and the Board of Directors approved an amendment to the Company’s Stock Incentive Plan to increase the number of shares available for awards under the Plan, and, following shareholder approval of such share increase, approved an “engagement awards” retention program to provide additional equity awards to executive officers, non-employee directors and other employees.  The Compensation Committee met with Mercer representatives and sought advice from them, in their capacity as an independent compensation consultant, in developing this engagement award program.  Mercer provided the Committee with its support of the proposed plan.  Shareholder approval of the share increase was obtained at a Special Meeting held in December 2012, and the engagement awards were issued after receipt of such shareholder approval.  The engagement awards made to the Named Executive Officers are included in the “Outstanding Equity Awards at Fiscal Year End” table on page 23 of this proxy statement.

The Company has adopted a Change in Control policy for the Plan.  A “Change in Control” is defined under the Plan as (i) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) of the beneficial ownership of more than fifty percent of the outstanding securities of the Company, (ii) a merger or consolidation in which the Company is not the surviving entity, (iii) the sale or transfer or other disposition of all or substantially all of the assets of the Company, (iv) the complete liquidation or dissolution of the Company or (v) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent of the total combined voting power of the Company’s outstanding securities are transferred.  Under the adopted policy, in the event of a Change in Control, all outstanding unvested stock options and rights granted under the Plan and held by Directors and Named Executive Officers will fully vest.  The Board believes that this acceleration of vesting of outstanding awards provides the executives at risk for job loss in any Change of Control with certainty as to the impact of the Change in Control on such long-term compensation.

The Compensation Committee periodically reviews long-term incentives to assure that our executive officers and other key employees are appropriately motivated and rewarded in a way that is aligned with our long-term financial results.

Other benefits

Perquisites and other benefits - We offer our Named Executive Officers modest perquisites and other personal benefits that we believe are reasonable and in our best interest and generally in line with benefits we offer to all of our employees. See “Executive Compensation— Summary compensation table.”

Severance benefits - We have entered into employment agreements with each Named Executive Officer. These agreements provide our Named Executive Officers with certain severance benefits in the event of involuntary termination. See “Executive Compensation — Employment agreements and post-employment benefits.”

Pension benefits - The Company has no defined benefit plans, supplemental executive retirement plans or actuarial plans.

Nonqualified defined contribution and other deferred compensation plans - The Company does not have a defined contribution plan and has not contributed to a deferred compensation plan.

Summary Compensation Table

This table provides disclosure, for fiscal years 2012 and 2011 for the Named Executive Officers, who are (1) any individual serving in the office of Chief Executive Officer (CEO) during any part of 2012 and (2) the Company’s two most highly compensated officers, other than the CEO, who were serving in such capacity on December 31, 2012.

Named Executive Officer and Principal Position	Year	Salary ($)	Option Awards (4)($)	Non-Equity Incentive Plan Compensation (5)($)	All Other Compensation ($)	Total ($)

Stephen T. Lundy, Chief	2012	293,910	216,875	118,220	32,681	651,666
Executive Officer and	2011	275,000	268,308	-	34,209	577,517
President (1)

Jeffrey G. McGonegal, Chief	2012	225,000	115,130	72,800	21,131	434,061
Financial Officer (2)	2011	225,000	24,390	-	20,758	270,148

Donald R. Hurd, Chief Commercial Officer (3)	2012	134,167	144,841	55,800	13,955	348,763

__________

(1)
Stephen T. Lundy joined the Company in 2010 as Chief Executive Officer and President with an annual salary of $275,000.  Effective October 29, 2012, Mr. Lundy's annual salary was increased to $325,000.  Mr. Lundy also serves as a director of the Company; he does not receive additional compensation for serving in such role. Amounts included in “All Other Compensation” include: temporary living and travel accommodations he was provided at a total cost of $19,674 and $18,914 in 2012 and 2011, respectively, and coverage under the Company’s group medical plan at a total cost of $13,007 and $15,296 in 2012 and 2011, respectively.

(2)	The amounts included in “All Other Compensation” include the amount paid on his behalf for group medical benefits.

(3)
Donald Hurd joined the Company in May 2012 with an annual base salary of $230,000.  The amounts included in “All Other Compensation” include: consulting fees of $7,688 paid to Mr. Hurd prior to his employment, and temporary living and travel accommodations he was provided at a total cost of $6,268.

(4)
The “Option Awards” columns reflect the grant date fair value for all stock option awards granted under the Plan during 2011 and 2012.  These amounts are determined in accordance with FASB Accounting Standards Codification 718 (ASC 718), without regard to any estimate of forfeiture for service vesting.  Assumptions used in the calculation of the amounts in these columns for 2011 and 2012 are included in footnotes 1 and 6 to the Company’s audited financial statements for the fiscal year ended December 31, 2012.

(5)
The “Non-Equity Incentive Plan Compensation” column reflects the annual cash bonuses earned under the Incentive Plan.  The bonus amounts listed were earned for the fiscal year reported, but paid in the subsequent year.

Outstanding Equity Awards at Fiscal Year End

	Option Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date

Stephen T. Lundy (1)	5,259	1,798	-	68.40	3-24-2020
	691	1,382	-	17.70	1-5-2021
	3,731	7,464	-	20.40	7-8-2021
	8,332	4,168		3.96	4-30-2022
		99,336		2.10	12-11-2022

Jeffrey G. McGonegal (2)	2,000	-	-	44.10	6-17-2013
	4,667	-	-	36.30	1-19-2014
	3,334	-	-	22.50	8-24-2014
	1,667	-	-	24.00	3-24-2015
	1,667	-	-	88.80	1-24-2017
	1,334	-	-	198.90	1-17-2018
	1,667	-	-	39.90	1-27-2019
	1,110	557	-	66.00	1-19-2020
	555	1,112	-	17.70	1-5-2021
	4,443	2,224		3.96	4-30-2022
		52,676		2.10	12-11-2022

Donald R. Hurd (3)	11,666	8334		3.42	5-23-2022
	-	10,000		2.05	9-19-2022
		40,000		2.10	12-11-2022
__________

(1)
Includes options to purchase:  7,057 shares at $68.40 per share granted on March 24, 2010; 2,073 shares at $17.70 per share granted on January 5, 2011; 11,195 shares at $20.40 per share granted on July 8, 2011; 12,500 shares at $3.96 per share granted on April 30, 2012; and 99,336 shares at $2.10 per share granted on December 11, 2012.  All options are scheduled to vest 33% on the first and second anniversaries and 34% on the third anniversary of the grant date with the exception of 1,667 shares underlying the March 24, 2010 options, which vested early based upon their terms upon the completion of a May 2010 capital raising transaction, the options granted on April 30, 2012, which vested 50% after six months and the remaining 50% equally over the following six months and the options granted December 11, 2012 vest 100% on the one year anniversary of the grant date.

(2)
Includes options to purchase:  2,000 shares at $44.10 per share granted on June 17, 2003; 4,667 shares at $36.30 per share granted January 19, 2004; 3,334 shares at $22.50 per share granted August 24, 2004; 1,667 shares at $24.00 per share granted March 24, 2005; 1,667 shares at $88.80 per share granted January 24, 2007; 1,334 shares at $198.90 per share granted January 17, 2008; 1,667 shares at $39.90 per share granted on January 27, 2009; 1,667 shares at $ 66.00 per share granted on January 19, 2010; 1,667 shares at $17.70 per share granted on January 5, 2011; 6,667 shares at $3.96 per share granted on April 30, 2012; and 52,676 shares at $2.10 per share granted on December 11, 2012.  All options are scheduled to vest 33% on the first and second anniversaries and 34% on the third anniversary of the grant date with the exception of the stock options granted March 24, 2005, which were fully vested at grant date, the options granted on April 30, 2012, which vested 50% after six months and the remaining 50% equally over the following six months and the options granted December 11, 2012 vest 100% on the one year anniversary of the grant date.

(3)
Includes options to purchase:  20,000 shares at $3.42 per share granted on May 23, 2012; 10,000 shares at $2.05 per share granted on September 19, 2012; and 40,000 shares at $2.10 per share granted on December 11, 2012.  The options granted May 23, 2012 vest 33% on the first and second anniversaries and 34% on the third anniversary of the grant date, the options granted September 29, 2012 vest 50% after six months and the remaining 50% equally over the following six months, and the options granted December 11, 2012 vest 100% on the one year anniversary of the grant date.

Options Exercised and Stock Vested

None of the Named Executive Officers exercised stock options during the year ended December 31, 2012.

Employment Agreements and Post-Employment Benefits

The Company has entered into employment agreements with, and provides post-employment benefits to, its Named Executive Officers as follows:

Chief Executive Officer - On March 24, 2010, we entered into an employment agreement with Mr. Lundy for a one-year term which automatically renews each anniversary thereafter (unless terminated by either party as provided in the agreement). The agreement provides in the event that Mr. Lundy’s employment is terminated by the Company for other than cause, or if such employment is terminated by the executive in the event of a change in control, severance payments based upon Mr. Lundy’s salary will be made for twelve months.  In the event of death or disability, severance payments based upon Mr. Lundy’s salary will be made for three months.

Chief Financial Officer - On February 2, 2009, we entered into an employment agreement with Mr. McGonegal for a one-year term which automatically renews each anniversary thereafter (unless terminated by either party as provided in the agreement). The agreement provides in the event that Mr. McGonegal’s employment is terminated by the Company for other than cause, or if such employment is terminated by the executive in the event of a change in control, severance payments based upon Mr. McGonegal’s salary will be made for six months.  In the event of death or disability, severance payments based upon Mr. McGonegal’s salary will be made for six months.

Chief Commercial Officer - On May 23, 2012, we entered into an employment agreement with Mr. Hurd for a one-year term which automatically renews each anniversary thereafter (unless terminated by either party as provided in the agreement). The agreement provides in the event that Mr. Hurd’s employment is terminated by the Company for other than cause, or if such employment is terminated by the executive in the event of a change in control, severance payments based upon Mr. Hurd’s salary will be made for six months.  In the event of death or disability, severance payments based upon Mr. Hurd’s salary will be made for six months.

Post-Employment Benefits

The following table discloses the post-employment termination benefits that would have been received by the Named Executive Officers if a termination event had occurred on December 31, 2012:

Named Executive Officer	Benefit	Termination without Cause ($)	Death or Disability ($)	Change In Control (Single Trigger) ($)	Change In Control (Double Trigger) ($)

Stephen T. Lundy	Severance	325,000	81,250	-	325,000
	Options (1)	-	-	-	-
	Total	325,000	81,250	-	325,000
				-
Jeffrey G. McGonegal	Severance	112,500	112,500	-	112,500
	Options (1)	-	-	-	-
	Total	112,500	112,500	-	112,500
				-	-
Donald R. Hurd	Severance	115,000	115,000	-	115,000
	Options (1)	-	-	-	5,100
	Total	115,000	115,000	-	115,000

__________

(1)	Based on a closing trading price of the Common Stock of $2.56 on December 31, 2012.

Director Compensation Table

Since February 1, 2008, each non-employee director receives cash compensation of $1,000 per month.  On October 7, 2010, upon becoming non-executive Chair of the Board, Gail Schoettler began receiving cash compensation of $2,000 per month.  To conserve cash, each non-employee director agreed to defer receipt of 50% of the cash compensation for the months of February through June 2012, resulting in a total deferral of $5,000 for Gail Schoettler and $2,500 each for the remaining directors.  The deferral remains unpaid to the present.  Our non-employee directors typically receive a stock option upon joining and additional options over time, generally annually.  As additional compensation for service as non-executive chair, Ms. Schoettler receives awards equal to 1.5 times the awards made to the other non-employee directors when such awards are made.  The directors are also reimbursed for all expenses incurred by them in attending board and committee meetings.

Name	Cash Fees ($)	Option Awards ($) (5)	Total ($)

Gail Schoettler (1)	24,000	101,664	125,664
Daryl Faulkner (2)	12,000	101,610	113,610
John Landon (3)	12,000	44,494	56,494
David Welch (4)	12,000	77,115	89,115
__________

(1)
On April 2, 2012, Ms. Schoettler was granted options to purchase 2,500 shares at $4.26 per share, vesting over three years in arrears and expiring in ten years.  On December 11, 2012, Ms. Schoettler was granted "engagement award" options to purchase 43,340 shares at $2.10 per share, vesting 100% on the one year anniversary of the grant date.  As of December 31, 2012, Ms. Schoettler held a total of 65,010 options to purchase shares of our Common Stock.

(2)
On April 2, 2012, Mr. Faulkner was granted options to purchase 1,667 shares at $4.26 per share, vesting over three years in arrears and expiring in ten years.  On December 11, 2012, Mr. Faulkner was granted "engagement award" options to purchase 45,004 shares at $2.10 per share, vesting 100% on the one year anniversary of the grant date.  As of December 31, 2012, Mr. Faulkner held a total of 67,506 options to purchase shares of our Common Stock.

(3)
On April 2, 2012, Mr. Landon was granted options to purchase 1,667 shares at $4.26 per share, vesting over three years in arrears and expiring in ten years.  On December 11, 2012, Mr. Landon was granted "engagement award" options to purchase 17,806 shares at $2.10 per share, vesting 100% on the one year anniversary of the grant date.  As of December 31, 2012, Mr. Landon held a total of 26,709 options to purchase shares of our Common Stock.

(4)
On April 2, 2012, Mr. Welch was granted options to purchase 1,667 shares at $4.26 per share, vesting over three years in arrears and expiring in ten years.  On December 11, 2012, Mr. Welch was granted "engagement award" options to purchase 33,340 shares at $2.10 per share, vesting 100% on the one year anniversary of the grant date.  As of December 31, 2012, Mr. Welch held a total of 50,010 options to purchase shares of our Common Stock.

(5)
The “Option Awards” columns reflect the grant date fair value for all stock option awards granted to non-employee directors under the Plan during 2012.  These amounts are determined in accordance with ASC 718, without regard to any estimate of forfeiture for service vesting.  Assumptions used in the calculation of the amounts in this column are included in footnotes 1 and 6 to the Company’s audited financial statements for the fiscal year ended December 31, 2012.

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee selected the independent accounting firm of GHP Horwath, P.C. (“GHP”) with respect to the audit of our financial statements for the year ended December 31, 2012.  GHP has again been recommended by the Audit Committee to be the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013.  The Board of Directors approved this recommendation and directed that the selection of GHP be submitted to the shareholders for ratification.  A representative of GHP is expected to be present at the Meeting.  He or she will have the opportunity to make a statement if desired and will be available to respond to appropriate questions.

During the years ended December 31, 2012 and 2011, we retained GHP to provide services. Aggregate fees were billed or expected to be billed in the following categories and amounts:

	2012	2011

Audit Fees	$82,095	$81,000
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Audit fees in 2012 relate to the financial statement audits and the quarterly reviews and assistance with the filing of registration statements on Forms S-1, S-3 and S-8.  Audit fees in 2011 relate to the financial statement audits and the quarterly reviews and assistance with the filing of Form S-3 and Form S-8.

Our principal accountant (through its full time employees) performed all work regarding the audit of our financial statements for the most recent fiscal year.

The Company’s Audit Committee currently has a policy in place that requires its review and pre-approval of all audit and permissible non-audit services provided by its independent auditors.  These services requiring pre-approval by the Audit Committee may include audit services, audit related services, tax services and other services.  All of the services performed by the independent registered public accounting firm were approved by the Company’s Audit Committee and prior to performance. The Audit Committee has determined that the payments made to its independent accountants for these services are compatible with maintaining such auditors’ independence.

PROPOSALS TO BE ACTED UPON AT THE ANNUAL MEETING

PROPOSAL ONE – ELECTION OF DIRECTORS

The Board of Directors is nominating all seven of the current Directors for re-election.  Each director, if re-elected, will serve for a one year term, until his or her successor is elected and qualified, or until their earlier death, resignation or removal.  Each director nominee has consented to being named as a director nominee in this Proxy Statement and to serving as a director if elected.  Please see pages 7 through 9 of this Proxy Statement under the heading “Board of Directors” for information regarding the six nominees for re-election as a Director.

Nominees for election of directors

The persons named in the enclosed form of Proxy will vote the shares represented by such Proxy for the election of the six nominees for Director named below.  If, at the time of the Meeting, any of these nominees shall become unavailable for any reason, which event is not expected to occur, the persons entitled to vote the Proxy will vote for such substitute nominee or nominees, if any, as they determine in their sole discretion.  If elected, Stephen T. Lundy, Gail S. Schoettler, Susan A. Evans, Daryl J. Faulkner, John H. Landon, David E. Welch and Stephen A. Williams will each hold office a term of one year, until their successors are duly elected or appointed or until their earlier death, resignation or removal.

Vote required and recommendation

The Board of Directors recommends a vote “For” the election of Messrs. Lundy, Faulkner, Landon and Welch, Ms. Schoettler and Drs. Evans and Williams to the Board of Directors.  Directors are elected by a plurality of votes cast.  Unless otherwise specified, the enclosed proxy will be voted “For” the election of the Board of Directors’ slate of nominees.  Neither management nor the Board of Directors of the Company is aware of any reason which would cause any nominee to be unavailable to serve as a Director.  Discretionary authority may be exercised by the proxy holders named in the enclosed proxy to vote for a substitute nominee proposed by the Board of Directors if any nominee becomes unavailable for election.  At this time, the Board knows of no reason why any nominee might be unavailable to serve.

PROPOSAL TWO – APPROVAL OF AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION

The Board of Directors is asking shareholders to consider and approve an amendment to Company’s Articles of Incorporation, as amended (the “Articles”) to increase the total number of shares of Common Stock the Company is authorized to issue from 30,000,000 to 60,000,000.

Reasons for Proposing Amendment to the Articles of Incorporation

The Board of Directors is seeking shareholder approval to increase the authorized shares of Common Stock available for future issuance through the proposed amendment to the Articles in order to provide the Company with the ability to pursue financing opportunities.  As a company with significant capital needs for its product development, clinical and regulatory activities, the Company continues to pursue equity financing as a principal means of raising capital.  In June and November 2012, the Company completed public offerings of a total of 8,337,900 shares of its Common Stock.  In December 2012, the Company also issued “engagement award” stock options to purchase a total of 451,066 shares of Common Stock, which included 384,842 stock options granted to its executive officers and non-employee directors.  The Company expects to pursue additional capital-raising transactions in 2013 to support its APPY1 product development efforts.  While we believe our current authorized but unissued shares of Common Stock will be sufficient for any near-term capital-raising transaction, and we do not have any current plans with respect to issuance of the increased number of authorized shares of Common Stock, we also believe that the requested increase in authorized shares will provide us with the ability to pursue additional future transactions.

Description of Securities being Authorized

Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders, except that in the election of directors each shareholder shall have as many votes for each shares held by him, her or it as there are directors to be elected and for whose election the shareholder has a right to vote.  Cumulative voting is not permitted.  Generally, all matters to be voted on by shareholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes cast at a meeting at which a quorum is present.

Possible Disadvantages of the Amendment to the Articles of Incorporation

There is a risk of significant dilution of the current shareholders’ ownership interest in the Company if all or a substantial portion of the newly authorized shares of Common Stock are issued in future financing opportunities.

Effects on registered and beneficial holders

The proposed Amendment to our Articles of Incorporation will not affect our registered and beneficial holders, our registered book-entry holders, or our registered certificated shareholders.

Accounting matters

The proposed Amendment to our Articles will not affect the par value of our Common Stock per share.  As a result, as of the Effective Time, the stated capital attributable to Common Stock on our balance sheet will not change due to the increase in the authorized shares.

Vote required and recommendation

The Board of Directors recommends a vote “for” the proposal to amend the Company’s Articles of Incorporation to increase the number of authorized shares of common stock to 60,000,000.  The proposed amendment is set forth in its entirety as Appendix A to this proxy statement.

PROPOSAL THREE – ADOPTION OF AMENDMENTS TO THE 2002 INCENTIVE STOCK PLAN

The sole equity incentive plan used for plan-based awards for officers, other employees, consultants, advisors and non-employee directors is the Company’s 2002 Stock Incentive Plan, as amended (the “Plan”).  The Plan was originally adopted by the Board of Directors on April 3, 2002, was amended and restated on June 1, 2007 and further amended on June 9, 2008, November 20, 2009, November 22, 2010, July 8, 2011, May 22, 2012 and December 11, 2012, primarily to increase the number of shares available for awards under the Plan.  As of the date of this Proxy Statement, a maximum of 1,487,205 shares of Common Stock are reserved for issuance under the Plan of which 301,369 shares remain available for future awards.  The awards that can be made under the Plan are stock options and “Rights to Purchase” restricted shares.

On April 17, 2013, the Board of Directors adopted an amendment increasing the total shares reserved under the Plan by 425,000 from 1,487,205 to 1,912,205 (the “Amendment”), with the Amendment being subject to shareholder approval.  The Amendment is being submitted to shareholders for approval at the Meeting.

The Board of Directors believes that increasing the number of shares available for the issuance of awards under the Plan is necessary and appropriate to permit the Company to continue to grant officers, other employees, non-employee directors, consultants and advisors equity-based incentives and equity-based compensation.  The Board of Directors is seeking shareholder approval to add 425,000 shares to the Plan because of:

•           the timeline before the Company will evolve from primarily product development activities to producing revenues from product sales;

•           the desire to preserve cash for product development, clinical trial and regulatory approval efforts for the Company’s APPY1 product candidate;

•           the Board of Directors’ belief that the Company needs to provide incentive, equity-based compensation to executive officers, other employees, consultants and advisors to incentivize such persons to achieve the Company’s product development and commercialization milestones;

•           due to the impact of the reverse stock split transactions, the lack of adequate shares available under the Plan to allow the Board of Directors to make future equity-based incentive awards; as of the date of this Proxy Statement, only 301,639 shares are available for future awards under the Plan;

•           the need to compensate non-employee directors for service to the Company while preserving cash as much as possible (continuing to pay below-market cash compensation while continuing to align the interests of the non-employee directors with shareholders); and

•           the need to closely re-align the interests of management, directors, employees and consultants with those of shareholders.

Due to the prolonged product development and approval timeline that the Company has encountered, the Company has not yet been able to achieve regulatory approval for its principal product, APPY1, and has experienced significant declines in its stock price over the past few years.  In order to maintain compliance with the applicable Nasdaq listing standards, the Company has effected two shareholder-approved reverse stock split transactions, one on July 28, 2011, and the second on June 20, 2012, in conjunction with a common stock financing transaction.  The stock price decline and the impact of the reverse split transactions have negatively affected the incentive and compensatory nature of stock options previously granted to executive officers, other employees and non-employee directors, the total of which represent approximately 188,000 of all currently outstanding stock option awards which are significantly “out-of-the money” and do not provide the desired incentive and compensation objectives.

As of the Record Date, stock options to acquire 1,185,566 shares are outstanding with exercise prices ranging from $1.91 per share to $261.60 per share.  On April 18, 2013, the closing stock price was $1.76 per share.  It is likely that only the outstanding stock options issued after the June 2012 reverse split will become “in-the-money” and be exercised by the holders of such stock options.  The stock options have been awarded over time to executive officers, other employees, consultants and advisors to the Company as incentive-based equity awards, designed to incentivize such option holders to achieve designated Company goals, to non-employee directors as compensatory options, in lieu of paying cash compensation commensurate with that paid at similarly situated companies, to help preserve cash for product development efforts, and to align the interests of all of these stakeholders with the shareholders.  However, the decline in the Company’s stock price over the last few years, coupled with the necessity to effect two reverse stock splits to maintain our Common Stock on the Nasdaq stock market, have had a negative impact on the incentive and compensatory value of such outstanding stock options to the Company and to the optionholders.

The Board of Directors believes it is vital to provide new incentive and compensatory equity-based equity awards to current optionholders, most particularly to management and directors for retentive, compensatory and incentive reasons.  There are not a sufficient number of shares available for such awards under the Plan, which has led the Board of Directors to seek shareholder approval of the Amendment.  We believe that if the Amendment is not approved it may be difficult to retain management employees and non-employee directors for the next crucial period for the Company.

Description of the Plan

As of April 15, 2013, there are approximately 301,369 shares available for future awards under the Plan, which number would increase to approximately 726,369 if the Amendment is approved.  If the shareholders do not approve the Amendment, the number of shares reserved under the Plan will remain the same, and there will not be a sufficient number of shares available under the Plan to permit the Company to effectively utilize the Plan through the remainder of 2013 and beyond.

The Plan provides the Committee with the authority to award:  (i) options intended to qualify as “incentive stock options” (“Incentive Options”) under Section 422 of the Code; (ii) non-incentive stock options which are not intended to qualify as Incentive Options (“Non-Incentive Options”); and (iii) shares issuable under a “Right to Purchase.”

The Plan is intended to provide incentives to officers, directors, employees and other persons, including consultants and advisers, who contribute to the success of the Company by offering them the opportunity to acquire an ownership interest in it.  The Board of Directors believes that this also helps align the interests of the Company’s management and employees with the interests of shareholders.  The terms of the Plan concerning the Incentive Options and Non-Incentive Options are substantially the same except that only employees of the Company are eligible to receive Incentive Options, both employees and other persons are eligible to receive Non-Incentive Options, and Incentive Stock Options are subject to certain restrictions and limitations in compliance with Section 422 of the Code.  The number of shares reserved for issuance under the Plan is a maximum aggregate so that the number of Incentive Options and/or Non-Incentive Options that may be granted reduces the number of Rights to Purchase which may be granted, and vice versa.

The following table sets forth summary information as to unexercised Options granted under the Plan as of March 31, 2013.

Name/Group	Number of Options
Stephen T. Lundy, Chief Executive Officer and President	269,161

Jeffrey G. McGonegal, Chief Financial Officer and Secretary	146,014

Donald R. Hurd, Chief Commercial Officer and Senior Vice President	119,000

Current Other Executives as a Group	54,376

Non-Executive Director Group	398,906

Non-Executive Employee and Consultant Group	118,109

The following table gives information about the Company's Common Stock that may be issued upon the exercise of options and rights under the Plan as of December 31, 2012:

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance

Equity compensation plans approved
by security holders	707,940	$13.98	779,265
Equity compensation plans not
approved by security holders	—	$—	—

Total	707,940	$13.98	779,265

Administration of the Plan

The Plan is administered by a committee, which may consist of either (i) a committee, composed of at least two non-employee directors, appointed by the Company’s Board of Directors, or (ii) if no committee has been appointed, the Company’s Board of Directors (the “Committee”).  Currently the Board of Directors serves as the Committee administering the Plan.

In addition to determining who will be granted Options or Rights to Purchase, the Committee has the authority and discretion to determine when Options and Rights to Purchase will be granted and the number of Options and Rights to Purchase to be granted.  The Committee also may determine a vesting and/or forfeiture schedule for Rights to Purchase and/or Options granted, the time or times when each Option becomes exercisable, the duration of the exercise period for Options and the form or forms of the agreements, certificates or other instruments evidencing grants made under the Plan.  The Committee may determine the purchase price of the shares of Common Stock covered by each Option and determine the Fair Market Value per share.  The Committee also may impose additional conditions or restrictions not inconsistent with the provisions of the Plan.  The Committee may adopt, amend and rescind such rules and regulations as in its opinion may be advisable for the administration of the Plan.

The Committee also has the power to interpret the Plan and the provisions in the instruments evidencing grants made under it, and is empowered to make all other determinations deemed necessary or advisable for the administration of it.

Prohibition against repricing Options without shareholder approval

On September 18, 2009, our Board of Directors adopted an administrative amendment to the Plan to ensure that the Plan is consistent with our corporate governance policies and practices, and the rules of NASDAQ Listing Rules governing stock incentive plans.  Under this administrative amendment, the Company removed the explicit authority of the Committee under the Plan to grant Options in exchange for cancellation and termination of a previously granted Option, and added a provision to expressly prohibit the Committee from reducing the exercise price of any outstanding Options (repricing) without first receiving the approval of such repricing from the shareholders.

Eligibility

Participants in the Plan may be selected by the Committee from employees, officers and directors of, and consultants and advisors to, the Company and its subsidiary and affiliated companies, if any.  The Committee may take into account the duties of persons selected, their present and potential contributions to the success of the Company and such other considerations as the Committee deems relevant to the purposes of the Plan.

The grant of Options or Rights to Purchase under the Plan does not confer any rights with respect to continuation of employment, and does not interfere with the right of the recipient or the Company to terminate the recipient’s employment, although a specific grant of Options or Rights to Purchase may provide that termination of employment or cessation of service as an employee, officer, director, or consultant may result in forfeiture or cancellation of all or a portion of the Rights to Purchase, the underlying restricted stock, or Options.

Adjustment

In the event a change, such as a stock split, is made in the Company’s capitalization which results in an exchange or other adjustment of each share of Common Stock for or into a greater or lesser number of shares, appropriate adjustments will be made to unvested Rights to Purchase, and in the exercise price and in the number of shares subject to each outstanding Option.  The Committee also may make provisions for adjusting the number of Rights to Purchase or underlying outstanding Options in the event the Company effects one or more reorganizations, recapitalizations, rights offerings, or other increases or reductions of shares of the Company’s outstanding Common Stock.  Options and Rights to Purchase may provide that in the event of the dissolution or liquidation of the Company, a corporate separation or division or the merger or consolidation of the Company, the holder may exercise the Option on such terms as it may have been exercised immediately prior to such dissolution, corporate separation or division or merger or consolidation; or in the alternative, the Committee may take no action and provide that each Option granted under the Plan shall terminate as of a date fixed by the Committee.

Income tax consequences of the Plan

The Incentive Options issuable under the Plan are structured to qualify for favorable tax treatment to recipients provided by Section 422 of the Code.  Pursuant to Section 422 of the Code, Optionees will not be subject to federal income tax at the time of the grant or at the time of exercise of an Incentive Option.  In addition, provided that the stock underlying the Incentive Option is not sold within two years after the grant of the Incentive Option and is not sold within one year after the exercise of the Incentive Option, then the difference between the exercise price and the sales price will be treated as long-term capital gain or loss.  An Optionee also may be subject to the alternative minimum tax upon exercise of his Options.  The Company will not be entitled to receive any income tax deductions with respect to the granting or exercise of Incentive Options or the sale of the Common Stock underlying the Options.  The exercise price of Incentive Options granted cannot be less than the fair market value of the underlying Common Stock on the date the Options were granted.  In addition, the aggregate fair market value (determined as of the date an Incentive Option is granted) of the Common Stock underlying the Options granted to a single employee which become exercisable in any single calendar year may not exceed the maximum permitted by the Internal Revenue Code for Incentive Options.  This amount currently is $100,000.  No Incentive Option may be granted to an employee who, at the time the Option would be granted, owns more than ten percent of the outstanding stock of the Company unless the exercise price of the Incentive Option granted to the employee is at least 110 percent of the fair market value of the stock subject to the Incentive Option and the Incentive Option is not exercisable more than five years from the date of grant.

Non-Incentive Options do not qualify for the special tax benefits given to Incentive Options under Section 422 of the Code.  An Optionee does not recognize any taxable income at the time he or she is granted a Non-Incentive Option.  However, upon exercise of the Option, the Optionee recognizes ordinary income for federal income tax purposes measured by the excess, if any, of the then fair market value of the shares over the exercise price.  The ordinary income recognized by the Optionee will be treated as wages and will be subject to income tax withholding by the Company.  Upon an Optionee’s sale of shares acquired pursuant to the exercise of a Non-Incentive Option, any difference between the sale price and the fair market value of the shares on the date when the Option was exercised will be treated as long-term or short-term capital gain or loss.  Upon an Optionee’s exercise of a Non-Incentive Option, the Company will be entitled to a tax deduction in the amount recognized as ordinary income to the Optionee provided that the Company effects withholding with the respect to the deemed compensation.

With respect to Rights to Purchase, generally, a grantee will recognize as ordinary income the fair market value of the restricted stock received upon purchasing the shares to the extent the Fair Market Value exceeds the purchase price.

Other provisions

The exercise price of an Option may be paid in cash, in shares of our Common Stock or other property having a fair market value equal to the exercise price of the Option, or in a combination of cash, shares and property.  The Committee shall determine whether or not property other than cash or Common Stock may be used to purchase the shares underlying an Option and shall determine the value of the property received.

The authorization and subsequent issuance of additional shares of Common Stock upon the exercise of the Options granted under the Plan may, among other things, have a dilutive effect on earnings per share and on the equity and voting power of existing holders of Common Stock.  The actual effect on the holders of Common Stock cannot be ascertained until the shares of Common Stock are issued in the future.  However, such effects might include dilution of the voting power and reduction of amounts available on liquidation on a per-shareholder basis.

Vote required and recommendation

Proposal Three requires the affirmative vote of a majority of the votes cast by the holders of shares of Common Stock entitled to vote.

The Board of Directors recommends that shareholders vote “For” the adoption of the Amendment, as it provides a means of compensating management, directors, employees and other advisors and consultants of the Company without utilizing the Company’s cash resources.  The Amendment is set forth as Appendix B to this Proxy Statement.  If approved, we will incorporate the Amendment into the Plan.  Moreover, the Board of Directors believes that the having additional shares available for the issuance of Options and Rights to Purchase will help to align the interests of the Company’s employees, officers, directors, consultants and advisors who receive awards utilizing the additional shares made available by the Amendment with the interests of the Company’s shareholders by providing for the potential for increased share ownership in the Company which will provide an additional incentive for those persons to work for the success of the Company and to maximize shareholder value.  In addition, the Board of Directors believes that having additional shares available for issuance under the Plan will help provide an incentive for those persons to put forth maximum efforts for the Company’s success in order to maximize the value of the compensation provided to them through the Rights to Purchase and Options.  Unless otherwise specified, the enclosed proxy will be voted “For” approval of Proposal Two.

PROPOSAL FOUR – ADVISORY VOTE ON EXECUTIVE COMPENSATION (SAY ON PAY)

In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the Dodd-Frank Act) was enacted.  Under the Dodd-Frank Act, the Company is providing the shareholders a vote to approve, on an advisory (nonbinding) basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis,” our executive compensation program enables the Company to attract, motivate and retain key executives, aligns our compensation arrangements with our annual and long-term business objectives and strategy, and provides variable compensation opportunities that are directly linked with our financial and strategic performance.  Please read “Compensation Discussion and Analysis” beginning on page 17 of this proxy statement and the compensation tables and narrative disclosure set forth on pages 22-25 of this proxy statement for additional details about our compensation programs for our Named Executive Officers for 2012.

This proposal, commonly known as a “say-on-pay” proposal, gives the shareholders the opportunity to express their views on our Named Executive Officers’ compensation.  This vote is not intended to address any specific element of our executive compensation programs, but rather to address our overall approach to the compensation of our Named Executive Officers as described in this proxy statement.  The Board of Directors is asking the shareholders to indicate their support for our executive compensation program, as described in this Proxy Statement, by voting “For” the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

Advisory Nature of the Vote

Because this vote is advisory, it will not be binding upon the Company, the Compensation Committee or the Board of Directors.  However, the Compensation Committee and the Board of Directors value the opinions of the shareholders and, to the extent there is any significant vote against the Company’s compensation practices for the Named Executive Officers as disclosed in this proxy statement, the Board of Directors will consider this shareholders vote and the Compensation Committee will evaluate whether any actions are necessary to address shareholder concerns when considering future executive compensation arrangements.

Vote required and recommendation

Proposal Four requires the affirmative vote of a majority of the votes cast by the holders of shares of Common Stock entitled to vote.

The Board of Directors recommends that shareholders vote “For” the proposal.  Unless otherwise specified, the enclosed proxy will be voted “For” approval of Proposal Four.

PROPOSAL FIVE – ADVISORY VOTE ON THE FREQUENCY OF SAY ON PAY

The Dodd-Frank Act also requires us to provide the shareholders with an advisory vote on how frequently the Company should seek an advisory vote on the compensation of our Named Executive Officers, as disclosed pursuant to the SEC’s compensation disclosure rules.  In voting on this Proposal Four, shareholders may indicate whether they would prefer an advisory vote on Named Executive Officers’ compensation once every one, two, or three years.  If desired, as set forth in the attached proxy, a shareholder may abstain from voting on this Proposal Four.

The Board of Directors has considered the Dodd-Frank Act requirements for such “say-on-pay frequency” vote and has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company.  The appropriate frequency of an advisory vote on executive compensation is the subject of diverging opinions and views, and the Board of Directors believes there is reasonable basis for each of the three options.  Less frequency would encourage a more long-term, rather than short-term, analysis of our executive compensation programs and would avoid the burden that annual votes would impose on shareholders required to evaluate the executive compensation program each year.  On the other hand, greater frequency provides shareholders the opportunity to react promptly to emerging trends in compensation and gives the Board of Directors and the Compensation Committee the opportunity to evaluate the compensation program each year in light of timely input from shareholders.

Advisory Nature of the Vote

Because this vote is advisory, it will not be binding upon the Company, the Compensation Committee or the Board of Directors.  However, the Compensation Committee and the Board of Directors values the shareholders’ opinions and will consider the outcome of the vote when determining the frequency of future advisory votes on executive compensation.

Vote required and recommendation

The alternative of “One Year”, “Two Years” or “Three Years” that receives the most shareholder votes will be the frequency for the advisory vote on executive compensation that has been selected by shareholders.  This is a plurality vote.

The Board of Directors recommends that shareholders vote for “One Year” in Proposal Five.  Unless otherwise specified, the enclosed proxy will be voted for “One Year”.

PROPOSAL SIX – RATIFICATION OF INDEPENDENT ACCOUNTING FIRM

On March 28, 2013, the Board of Directors unanimously approved the Audit Committee’s recommendation to appoint GHP Horwath, P.C. (“GHP”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013, and directed that the selection of GHP be submitted to the shareholders for ratification at the Meeting.  Although the Company is not required to submit the selection of independent registered public accountants for shareholder approval, if the shareholders do not ratify this selection, the Board of Directors may reconsider its selection of GHP.  The Board considers GHP to be well qualified to serve as the independent auditors for the Company; however, even if the selection is ratified, the Board of Directors may direct the appointment of a different independent registered public accounting firm at any time during the current or subsequent fiscal year if the Audit Committee and Board of Directors determine that the change would be in the Company’s best interests.

Vote required and recommendation

Proposal Six requires the affirmative vote of a majority of the votes cast by the holders of Common Stock entitled to vote.

The Board of Directors recommends that shareholders vote “For” Proposal Six.  Unless otherwise specified, the enclosed proxy will be voted “For” the ratification of GHP Horwath, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

ANNUAL REPORT TO SHAREHOLDERS

Included with this Proxy Statement is the Company’s 2012 Annual Report on Form 10-K for the year ended December 31, 2012.

OTHER MATTERS

Management and the Board of Directors of the Company know of no matters to be brought before the Meeting other than as set forth herein.  However, if any such other matters properly are presented to the shareholders for action at the Meeting and any adjournments or postponements thereof, it is the intention of the proxy holder named in the enclosed proxy to vote in his discretion on all matters on which the shares represented by such proxy are entitled to vote.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

Only one proxy statement and annual report is being delivered to shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders.  Upon the written or oral request of a shareholder, we will deliver promptly a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy was delivered.  Shareholders desiring to receive a separate copy now or in the future may contact us through at our corporate offices at 1585 South Perry Street, Castle Rock, CO 80104, or by telephone:  (303) 794-2000.

Shareholders who share an address but are receiving multiple copies of the proxy statement and/or annual report may contact us through our corporate offices at 1585 South Perry Street, Castle Rock, CO 80104, or by telephone:  (303) 794-2000 to request that a single copy be delivered.

SHAREHOLDER PROPOSALS

Venaxis, Inc. expects to hold its next annual meeting of shareholders in June 2014.  Proposals from shareholders intended to be presented at the next annual meeting of shareholders should be addressed to Venaxis Inc., Attention:  Corporate Secretary, 1585 S. Perry Street, Castle Rock, Colorado, 80104 and we must receive the proposals by January 2, 2014.  Upon receipt of any such proposal, we shall determine whether or not to include any such proposal in the Proxy Statement and proxy for next year’s annual meeting in accordance with applicable law.  It is suggested that shareholders forward such proposals by Certified Mail-Return Receipt Requested.  After March 18, 2014 any shareholder proposal submitted outside the process of Rule 14a-8 will be considered to be untimely.  Any nominations for director positions will be accepted in accordance with the procedures described in this Proxy Statement under the heading “Procedures for Nominating a Director Candidate.”

INFORMATION INCORPORATED BY REFERENCE

The Company’s financial statements, other financial information and Management’s Discussion and Analysis and Results of Operations, as set forth in Part II, Items 6, 7, 7A, 8 and 9 of the Company's annual report on Form 10-K for the year ended December 31, 2012, filed March 26, 2013, which is being delivered to the shareholders with this Proxy Statement, is incorporated herein by reference.

BY ORDER OF THE BOARD OF DIRECTORS
OF VENAXIS, INC.

Gail S. Schoettler, Chair of the Board of Directors

APPENDIX A

AMENDMENT TO THE ARTICLES OF INCORPORATION, AS AMENDED

Venaxis, Inc., a Colorado corporation (the “corporation”), pursuant to the provisions of the Colorado Business Corporation Act, hereby amends its Articles of Incorporation, as amended, as filed with the Secretary of State on July 24, 2000, and amended on December 26, 2001, May 10, 2004, November 9, 2005, July 29, 2011, June 19, 2012 and December 12, 2012.  These Articles of Amendment were adopted by vote of the corporation’s Board of Directors on April 17, 2013, and by vote of the corporation’s shareholders on June 11, 2013.

1.           The first sentence of ARTICLE THIRD (1) is amended to read as follows:

THIRD (1)  The aggregate number of shares which the corporation shall have authority to issue is 60,000,000 shares of common stock.

A-1

APPENDIX B

PROPOSAL THREE

AMENDMENT TO 2002 STOCK INCENTIVE PLAN

The Company is seeking approval of the following amendment to the Plan:

“4.      The Common Stock.  The Board is authorized to appropriate, issue and sell for the purposes of the Plan, and the Option Committee is authorized to grant Options and Rights to Purchase with respect to, a total number, not in excess of 1,912,205 shares of Common Stock, either treasury or authorized but unissued or the number and kind of shares of stock or other securities which in accordance with Section 16 of this Plan shall be substituted for the 1,912,205 shares or into which such 1,912,205 shares shall be adjusted.  All or any unsold shares subject to an Option or Right to Purchase that for any reason expires or otherwise terminates may again be made subject to Options or Rights to Purchase under the Plan.  No person may be granted Options or Rights to Purchase under this Plan covering in excess of an aggregate of 500,000 Option Shares and shares of Restricted Stock in any calendar year, subject to adjustments in connection with Section 16 of this Plan.”

B-1

PROXY

VENAXIS, INC.
1585 South Perry Street
Castle Rock, Colorado 80104
(303) 794-2000

ANNUAL MEETING OF SHAREHOLDERS – JUNE 11, 2013
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Venaxis, Inc. hereby constitutes and appoints Stephen T. Lundy and Jeffrey McGonegal, or either of them, as attorneys and proxies to appear, attend and vote all of the shares of Common Stock and/or standing in the name of the undersigned at the Meeting of Shareholders to be held at the offices of Ballard Spahr LLP, 1225 17th Street, Suite 2300, Denver CO 80202 on June 11, 2013, beginning at 3:00 P.M. local time, and at any adjournment or adjournments thereof, upon the following:

Proposal One:  To elect the following seven persons as directors to hold office until the next annual meeting of shareholders and until their successors have been elected and qualified:

Stephen T. Lundy	For / /	Withhold Authority to Vote / /
Gail S. Schoettler	For / /	Withhold Authority to Vote / /
Susan A. Evans	For / /	Withhold Authority to Vote / /
Daryl J. Faulkner	For / /	Withhold Authority to Vote / /
John H. Landon	For / /	Withhold Authority to Vote / /
David E. Welch	For / /	Withhold Authority to Vote / /
Stephen A. Williams	For / /	Withhold Authority to Vote / /

Proposal Two:  Approval of amendment to the Company’s Articles of Incorporation to increase the number of authorized shares to 60,000,000.

For / /	Against / /	Abstain / /

Proposal Three:  Approval of amendment to the 2002 Incentive Stock Plan, pursuant to which the number of reserved shares will be increased by 425,000 shares from 1,487,205 to 1,912,205 shares.

For / /	Against / /	Abstain / /

Proposal Four:  Advisory vote on the approval of the compensation of the Company’s Named Executive Officers.

For / /	Against / /	Abstain / /

Proposal Five:  Advisory vote on the frequency of the advisory vote on the approval of compensation of the Company’s Named Executive Officers.

One Year / /	Two Years / /	Three Years / /	Abstain / /

Proposal Six:  Ratification of the appointment of GHP Horwath, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

For / /	Against / /	Abstain / /

The undersigned hereby revokes any proxies as to said shares heretofore given by the undersigned and ratifies and confirms all that said proxy lawfully may do by virtue hereof.

THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED HEREON WITH RESPECT TO THE ABOVE PROPOSALS, BUT IF NO SPECIFICATION IS MADE THEY WILL BE VOTED FOR THE PROPOSALS LISTED ABOVE.   THE ABOVE-NAMED ATTORNEYS AND PROXIES SHALL HAVE THE DISCRETION TO VOTE YOUR SHARES AS TO ANY ADDITIONAL MATTER PROPERLY PRESENTED AT THE SPECIAL MEETING.

Please mark, date and sign exactly as your name appears hereon, including designation as executor, Trustee, etc., if applicable, and return the Proxy in the enclosed postage-paid envelope as promptly as possible.  It is important to return this Proxy properly signed in order to exercise your right to vote if you do not attend the meeting and vote in person.  A corporation must sign in its name by the President or other authorized officer.  All co-owners and each joint owner must sign.

Date:  _______________

Signature(s)

Address if different from that on envelope:
Street Address

City, State and Zip Code

Please check if you intend to be present at the meeting: ____